                                                                     EXHIBIT 2.1

                             AMENDED AND RESTATED
                           ASSET TRANSFER AGREEMENT
                           ------------------------

     This AMENDED AND RESTATED AGREEMENT dated as of this 20th day of August, 1996, by and between Viisage Technology, Inc., a Delaware corporation ("Viisage"), and Lau Acquisition Corp., a Massachusetts corporation doing business as Lau Technologies ("Lau").

                              W I T N E S E T H:
                              - - - - - - - - -

     WHEREAS, Lau currently operates a division which develops, markets and supports the Imaging Division defined below;

     WHEREAS, Viisage is preparing a Registration Statement on Form S-1 to be filed with the Securities and Exchange Commission with respect to an initial public offering (the "IPO") of the common stock, $.001 par value per share, of Viisage (the "Common Stock") and Lau is entering into this transaction in contemplation of the IPO which will result in Lau owning less than 80% of the outstanding capital stock of Viisage;

     WHEREAS, Lau wishes to contribute certain assets and liabilities of the Imaging Division to Viisage, a Delaware corporation, pursuant to Section 351 of the Internal Revenue Code, effective as of immediately before the effectiveness of the registration statement being filed in connection with the IPO, in consideration of (i) 5,680,000 shares (the "Common Shares") of the Common Stock and (ii) the assumption by Viisage of the Assumed Liabilities pursuant to the terms contained herein; and

     WHEREAS, the parties desire to amend and restate the asset transfer agreement between them dated June 24, 1996.

     NOW, THEREFORE, in consideration of the foregoing, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree, subject to the terms and conditions set forth herein, as follows:

     Section 1.  Certain Definitions.
                 -------------------

     Certain terms which are not otherwise defined elsewhere in this Agreement are defined below:

     "Access Control Field" has the meaning given to it in the License Agreement between the parties hereto of even date herewith.

     "Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses.

     "Assumed Liabilities" means (a) all Liabilities of the Imaging Division set forth on the face of its Most Recent Balance Sheet; (b) all Liabilities of the Imaging Division which have arisen since the date of the Most Recent Balance Sheet in the Ordinary Course of Business; (c) all obligations of the Imaging Division under the licenses, sublicenses, agreements, contracts, instruments, other arrangements, permits and other rights included in the Subject Assets (including without limitation any product liability or warranty claims which exist or may arise under customer contracts); and (d) all other Liabilities and obligations of the Imaging Division set forth in the Disclosure Schedule attached hereto; provided, however, that the Assumed Liabilities shall not
                 -----------------
include (i) any Liability of Lau which does not relate to the Imaging Division,
(ii) any Liability of Lau for unpaid Taxes (with respect to the Imaging Division or otherwise) for periods prior to the Closing, (iii) any Liability of Lau for Taxes arising in connection with the consummation of the transactions contemplated hereby, (iv) any obligation of Lau to indemnify any person by reason of the fact that such person was a director, officer, employee, agent, or member of an advisory board (including without limitation the Imaging Division's advisory board) of Lau (whether such indemnification is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such indemnification is pursuant to any statute, charter document, by-law, agreement, or otherwise), (v) any Liability of Lau for costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, (vi) any Liability with respect to the lease or use of the premises known as 531 Main Street, Acton, Massachusetts (this is the subject of the Use and Occupancy Agreement and referenced to in Section 7(b) below), or
(vii) any Liability or obligation of Lau under this Agreement.

     "Confidential Information" means any information concerning the business and affairs of the Imaging Division that is not already generally known to the public.

     "Employee Benefit Plan" means any (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan (as defined in ERISA Section 3(2)), (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any multiemployer plan), or (d) Employee Welfare Benefit Plan (as defined in ERISA Section 3(1)) or material fringe benefit plan or program.

     "Environmental, Health, and Safety Laws" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of

1986, the Toxic Substances Control Act, the Clean Air Act, and the Clean Water Act, each as amended, together with all other laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof) concerning pollution or protection of the environment, public health and safety, or employee health and safety, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes.

     "Imaging Division" shall mean the business of the Viisage Technology Division of Lau as conducted on or before the closing, including, without limitation, as it is described in the Registration Statement on Form S-1 filed with the Securities and Exchange Commission in connection with the IPO.

     "Intellectual Property" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, logos, trade names, and corporate names, including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith (other than those described in subsection (b) in the definition of the Subject Assets), (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals),
(e) all computer software (including data and related documentation), (f) all other proprietary rights, and (g) all copies and tangible embodiments thereof (in whatever form or medium), relating to the Imaging Division.

     "Liability" means any liability, cost, expense or obligation (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due).

     "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

     "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for Taxes not yet due and payable, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and
(d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

     "Subject Assets" means all right, title, and interest in and to all of the assets of Lau constituting the Imaging Division, including all of its (a) tangible personal property (including without limitation any equipment, inventories of raw materials and supplies, manufactured and purchased parts, goods in process and finished goods), (b) all rights to the names, trademarks and service marks "Viisage," "Viisage Technology," "SensorMast," "Visual Inspection Systems," "Electronic Facial Identification Systems," and all other names, trademarks, and service marks of the Imaging Division, (c) agreements, contracts, instruments, other similar arrangements, and rights thereunder, (d) accounts, notes, and other receivables, (e) claims, deposits, prepayments, refunds, causes of action, chooses in action, rights of recovery, rights of set off, and rights of recoupment, (f) permits, licenses, registrations, certificates, variances, and similar rights obtained from governments and governmental agencies, and (g) books, records, ledgers, files, documents, correspondence, lists, plans, drawings, and specifications, promotional materials, studies, reports, and other printed or written materials; provided
                                                                     --------
however, that the Subject Assets shall not include (i) any Intellectual Property
-------
or goodwill associated therewith, licenses and sublicenses granted to or obtained by Lau with respect thereto, and rights thereunder, remedies against infringements thereof, and rights to protection of interests therein under the laws of all jurisdictions (other than the names, trademarks, and service marks of the Imaging Division described above which are the subject of the license agreement between the parties of even date herewith), (ii) any assets of Lau which do not relate to the Imaging Division, (iii) any rights under Lau's lease dated as of February 23, 1990 for premises known as 531 Main Street, Acton, Massachusetts, (iv) the furniture, fixtures and equipment described in Exhibit B of the Use and Occupancy Agreement between the parties of even date herewith, or
(v) any cash.

     "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Sec. 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

     "Tax Returns" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes including any schedule or attachment thereto, and including any amendment thereof.

     Section 2.  Contribution and Transfer of Subject Assets; Assumption of
                 ----------------------------------------------------------
Assumed Liabilities; Closing; Deliveries.
----------------------------------------

          (a)  Closing.  The closing of the transactions contemplated by this
               -------
Agreement (the "Closing") shall take place at the principal office of the parties at 531 Main Street, Acton, Massachusetts, 01720, effective as of 10:00 A.M. (eastern time) on the day to which Viisage requests, pursuant to Rule 461 promulgated under the Securities Act of 1933, as amended, acceleration of the effectiveness of the Registration Statement filed by Viisage in connection with the IPO, or at such other time and place as the parties hereto may mutually determine (the "Closing Date"); provided that, this Agreement shall terminate
                                -------------
and be of no further force and effect if such the Closing Date does not occur by September 30, 1997.

          (b)  Contribution and Transfer of Assets. On and subject to the terms
               -----------------------------------
of this Agreement, at the Closing, Lau will contribute to Viisage, under Section 351 of the Internal Revenue Code, all of the Subject Assets in consideration of
(i) the Common Shares and (ii) Viisage's assumption of the Assumed Liabilities.

          (c)  Assumption of Assumed Liabilities. On and subject to the terms
               ---------------------------------
and conditions of this Agreement, at the Closing, Viisage agrees to assume, and be responsible for, when due and payable, all of the Assumed Liabilities.

          (d)  Deliveries at the Closing.  At the Closing, (i) Lau shall
               -------------------------
contribute the Subject Assets to Viisage by execution and delivery of a Confirmation of Asset Contribution in the form of Exhibit A-1 attached hereto,
                                                  -----------
and an assignment of trademarks in the form of Exhibit A-2 attached hereto, and
                                               -----------
an assignment or assignments of contracts in the form of Exhibit A-3 attached
                                                         -----------
hereto; (ii) Viisage shall issue the Common Shares to Lau and deliver to Lau one or more certificates evidencing the Common Shares; (iii) Lau and Viisage shall execute and deliver the agreements referred to in Section 7 below; and (iv) each party shall deliver to the other the various instruments and documents reasonably required to effect the transactions contemplated hereby, in form and substance satisfactory to the parties hereto.

     Section 3.  Representations and Warranties.
                 ------------------------------

     (A) Representations and Warranties of Viisage.  Viisage represents and
         -----------------------------------------
warrants that the statements contained in this Section 3(A) are correct and complete as of the Closing Date:

          (a)  Organization of Viisage. Viisage is a corporation duly organized,
               -----------------------
validly existing, and in good standing under the laws of the State of Delaware.

          (b)  Authorization of Transaction. Viisage has full power and
               ----------------------------
authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. Without limiting the generality of the foregoing, the board of directors of Viisage has duly authorized the execution, delivery and performance of this Agreement by Viisage. This Agreement constitutes the valid and legally binding obligation of Viisage, enforceable in accordance with its terms.

          (c)  Noncontravention.  Neither the execution and delivery of this
               ----------------
Agreement, nor the consummation of the transactions contemplated hereby, will
(i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency, or court to which Viisage is subject or any provision of its Certificate of Incorporation or By-Laws or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which Viisage is a party or by which it is bound or to which any of its assets is subject.

          (d)  Capitalization.  Viisage's authorized capital stock consists of
               --------------
20,000,000 shares of Common Stock, $.001 par value per share, and 2,000,000 shares of Preferred Stock, $.001 par value per share. Upon the consummation of the transactions contemplated hereby, the Common Shares will be the only shares of capital stock of Viisage issued and outstanding. The Common Shares shall be validly issued, fully paid and nonassessable. There are no outstanding options, warrants or other rights to acquire any shares of capital stock of Viisage other than shares of Common Stock reserved for issuance under Viisage's stock option programs (which equals 20.10% of the fully diluted pre-IPO capitalization of Viisage).

     (B)  Representations and Warranties of Lau.  Lau represents and warrants to
          -------------------------------------
Viisage that the statements contained in this Section 3(B) are correct and complete as of the Closing Date, except as set forth in the disclosure schedule accompanying this Agreement (the "Disclosure Schedule"). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 3(B).

          (a)  Organization of Lau. Lau is a corporation duly organized, validly
               -------------------
existing, and in good standing under the laws of The Commonwealth of Massachusetts.

          (b)  Authorization of Transaction.  Lau has full power and authority
               ----------------------------
(including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. Without limiting the generality of the foregoing, the board of directors of Lau have duly authorized the execution, delivery, and performance of this Agreement by Lau. This Agreement constitutes the valid and legally binding obligation of Lau, enforceable in accordance with its terms and conditions.

          (c)  Noncontravention.  Neither the execution and the delivery of this
               ----------------
Agreement, nor the consummation of the transactions contemplated hereby, will
(i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Lau is subject or any provision of the Articles of Organization or By-Laws of Lau or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Lau is a party or by which it is bound or to which any of its assets is subject. Lau is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the parties to consummate the transactions contemplated by this Agreement.

          (d)  Title to Assets. Lau has good and marketable title to the Subject
               ---------------
Assets, free and clear of all Security Interests, except encumbrances relating to the Assumed Liabilities or as set forth on Schedule 3(B)(d) of the Disclosure Statement.

          (e)  Subsidiaries.  Lau does not have any subsidiaries.
               ------------

          (f)  Financial Statements. Attached hereto as Exhibit B are the
               --------------------                     ---------
following financial statements (collectively the "Financial Statements"): (i) audited balance sheets and statements of operations, and cash flow as of and for the fiscal years ended December 31, 1994 and December 31, 1995 (the "Most Recent Fiscal Year End") for the Imaging Division; and (ii) audited balance sheet and statements of operations, and cash flow (the "Most Recent Balance Sheet") as of and for the six months ended June 30, 1996, (the "Most Recent Fiscal Month End") for the Imaging Division. The Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of the Imaging Division as of such dates and the results of operations of the Imaging Division for such periods, are correct and complete, and are consistent with the books and records of Lau and the Imaging Division.

          (g)  Events Subsequent to Most Recent Fiscal Year End.
               ------------------------------------------------

Since January 1, 1996, there has not been any material adverse change in the business, financial condition, operations, results of operations, or future prospects of the Imaging Division. Without limiting the generality of the foregoing, since that date:

               (i) no tangible or intangible assets of the Imaging Division have been sold, leased, transferred, or assigned outside the Ordinary Course of Business;

               (ii) the Imaging Division has not entered into any material agreement, contract, lease, or license outside the Ordinary Course of Business;

               (iii) no party has accelerated, terminated, made material modification to, or cancelled any material agreement, contract, lease, or license relating to the Imaging Division to which Lau is a party or by which it is bound;

               (iv) no Security Interest has been imposed upon any assets, tangible or intangible, which relate to the Imaging Division;

               (v) Lau has not made any material capital expenditures which relate to the Imaging Division outside the Ordinary Course of Business;

               (vi) Lau has not made any material capital investment in, or any material loan to, any other person or entity outside the Ordinary Course of Business;

               (vii) Lau has not issued any note, or other debt security, or created, incurred, assumed, or guaranteed any indebtedness for borrowed money, capitalized lease obligation, or performance bond which relates to the Imaging Division outside of the Ordinary Course of Business except as set forth in the Financial Statements;

               (viii) Lau has not delayed or postponed the payment of accounts payable and other Liabilities which relate to the Imaging Division outside the Ordinary Course of Business;

               (ix) Lau has not cancelled, compromised, waived, or released any right or claim (or series of related rights and claims) which relates to the Imaging Division outside the Ordinary Course of Business;

               (x) Lau has not granted any license or sublicense of any rights under or with respect to any Intellectual Property outside of the Ordinary Course of Business;

               (xi) Lau has not experienced any material damage, destruction, or loss (whether or not covered by insurance) to its property which relates to the Imaging Division;

               (xii) Lau has not made any loan to or entered into any transaction with any employees of the Imaging Division outside of the Ordinary Course of Business except with respect to the 1996 Management Stock Option Plan to be adopted by Viisage;

               (xiii) Lau has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement which relates to the Imaging Division except for employment agreements set forth in the Disclosure Schedule;

               (xiv) Lau has not granted any increase in the base compensation of any of its employees in the Imaging Division outside the Ordinary Course of Business;

               (xv) Lau has not adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its officers or employees of the Imaging Division, or taken any such action with respect to any other Employee Benefit Plan;

               (xvi) there has not been any other material occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving the Imaging Division; and

               (xvii) neither Lau nor the Imaging Division have committed to any of the foregoing.

          (h)  Costs Incurred in Excess of Contract Revenues Billed.  The costs
               ----------------------------------------------------
incurred in excess of contract revenues billed of the Imaging Division consists of raw materials and supplies, manufactured and purchased parts, goods in process, and finished goods, which, to the knowledge of the chief financial officer of Lau, is merchantable and fit for the purpose for which it was procured or manufactured.

          (i)  Undisclosed Liabilities.  To the knowledge of the chief executive
               -----------------------
officer and chief financial officer of Lau, Lau does not have any Liability relating to the Imaging Division which will not be discharged on the Closing Date except for the Assumed Liabilities.

          (j)  Legal Compliance.  Lau has complied with all applicable laws
               ----------------
(including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof) which relate to the Imaging Division, except where noncompliance would not have a material adverse effect on the business of the Imaging Division, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against Lau or the Imaging Division alleging any failure to so comply.

          (k)  Tax Matters.  Except as set forth on the Disclosure Schedule, Lau
               -----------
has filed all Tax Returns that were required to be filed by it, including but not limited to Annual Reports required to be filed with respect to any Employee Benefit Plan or fringe benefit plan, all of which returns were accurate and complete in all material respects, except for such returns which Lau's failure to file would not have a material adverse effect on the financial condition of Lau or Viisage. Lau has timely paid all Taxes which have become due and withheld and remitted any Taxes required to be withheld by it. No Taxes have been incurred with respect to Code Section 4980B. No unsatisfied deficiencies have been asserted or assessed against Lau as a result of any audit by any federal, state, local or foreign taxing authority, and no examination or audit by any such authority is currently in progress or, to the knowledge of the chief financial officer of Lau, threatened, except as set forth on the Disclosure Schedule. Lau's unpaid Taxes for pre-Closing periods do not exceed its accruals and reserves for Taxes (or obligations established under its shareholders agreement) and Taxes accrued in the Ordinary Course of Business from the date of such balance sheet and prior to the Closing. For purposes of this section, unpaid Taxes shall not include any Taxes attributable or related to the transactions contemplated by this Agreement.

          (l)  Real Property.  No real property is included in the Subject
               -------------
Assets.

          (m)  Contracts.  Section 3(B)(m) Disclosure Schedule lists the
               ---------
following contracts and other agreements relating to the Imaging Division to which Lau is a party:

          (i) any material customer contract relating to the Imaging Division;

          (ii) any performance bond relating to the Imaging Division;

          (iii) any agreement concerning a partnership or joint venture;

          (iv) any agreement (or group of related agreements) under which the Imaging Division has or will incur any indebtedness for borrowed money, or any capitalized lease obligation;

          (v) any agreement concerning confidentiality or noncompetition;

          (vi) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other material plan or arrangement for the benefit of employees of the Imaging Division;

          (vii) any collective bargaining agreement;

          (viii) any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $100,000 or providing severance benefits;

          (ix) any agreement under which it has advanced or loaned any amount to any of the employees of the Imaging Division outside the Ordinary Course of Business; or

          (x) any agreement under which the consequences of a default or termination could have a material adverse effect on the business, financial condition, operations, results of operations, or future prospects of the Imaging Division.

Lau has delivered to Viisage a correct and complete copy of each written agreement listed in Section 3(B)(m) of the Disclosure Schedule. With respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect; (B) no party is in material breach or default, and no event has occurred which with notice or lapse of time would constitute a material breach or default, or permit termination, modification, or acceleration, under the agreement; and (C) no party has repudiated any material provision of the agreement.

          (n)  Accounts Receivable.  All accounts receivable of the Imaging
               -------------------
Division are reflected properly on its books and records, are valid receivables subject to no setoffs or counterclaims, are current and collectible, and, to the knowledge of Lau's chief financial officer, will be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the Most Recent Balance Sheet as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of the Imaging Division.

          (o)  Powers of Attorney. There are no outstanding powers of attorney
               ------------------
executed on behalf of the Imaging Division.

          (p)  Insurance.  Section 3(B)(p) of the Disclosure Schedule lists each
               ---------
insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) to which the Imaging Division has been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past two years.

          (q)  Litigation.  The Imaging Division is not (i) subject
               ----------
to any outstanding injunction, judgment, order, decree, ruling, or charge or
(ii) a party or, to the knowledge of the chief executive officer of Lau, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator.

          (r)  Employees.  To the knowledge of the chief executive officer of
               ---------
Lau, no executive, key employee, or group of employees has any plans to terminate employment with the Imaging Division within the next twelve months.

          (s)  Employee Benefits.  Except as specifically disclosed on Schedule
               -----------------
3(B)(s), the Imaging Division is not a party to any Employee Benefit Plan. With respect to each such Employee Benefit Plan, the Imaging Division has furnished to Viisage complete and accurate copies of the plan, the Internal Revenue Service determination letter, if any, all plan applications and amendments, the most recent plan actuarial reports and all reports of or regarding such plan required by the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and any regulations issued thereunder. Each such plan has been maintained in compliance with its terms and applicable statutes and regulations. Neither the Imaging Division nor Lau has ever maintained or contributed to a defined benefit retirement plan or arrangement subject to Title IV of ERISA or any multiemployer plan as defined in Section 3(37) of ERISA. No "prohibited transaction" as defined in Section 406 of ERISA or Section 4975 of the Code has occurred with respect to any Employee Benefit Plan.

          (t)  Guaranties. The Imaging Division is not a guarantor or otherwise
               ----------
is liable for any Liability or obligation (including indebtedness) of any other person or entity.

          (u)  Environment, Health, and Safety.
               -------------------------------

          (i) The Imaging Division and Lau have complied with all Environmental, Health, and Safety Laws, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against either the Imaging Division or Lau alleging any failure so to comply. Without limiting the generality of the preceding sentence, each of the Imaging Division and Lau has obtained and been in compliance with all of the terms and conditions of all permits, licenses, and other authorizations which are required under, and has complied with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables which are contained in, all Environmental, Health, and Safety Laws.

          (ii) The Imaging Division has no Liability (and has not handled or disposed of any substance, arranged for the disposal of any substance, exposed any employee or other individual to any substance or condition, or owned or operated any property or facility in any manner that could form the basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of the Imaging Division or Lau giving rise to any Liability) for damage to any site, location, or body of water (surface or subsurface), for any illness of or personal injury to any employee or other individual, or for any reason under any Environmental, Health, and Safety Law.

          (v)  Disclosure.  The representations and warranties contained in this
               ----------
Section 3(B) do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 3 not misleading.

     Section 4.     Remedies for Breaches of This Agreement.
                    ---------------------------------------

          (a)  Survival of Representations and Warranties.  All of the
               ------------------------------------------
representations and warranties of the Lau contained in Sections 3(B)(f) through
(j) and (m) through (v) of this Agreement shall survive the Closing and continue in full force and effect for a period of one year thereafter. All of the other
                                         --------
representations and warranties of Viisage and Lau contained in this Agreement shall survive the Closing and continue in full force and effect forever thereafter (subject to any applicable statutes of limitations).

          (b)  Indemnification Provisions for Benefit of Viisage.
               -------------------------------------------------

          (i) In the event Lau breaches any of its representations, warranties, and covenants contained in this Agreement, and, if there is an applicable survival period pursuant to Section 4(a) above, provided that Viisage makes a written claim for indemnification against Lau within such survival period, then Lau agrees to indemnify Viisage from and against the entirety of any Adverse Consequences Viisage may suffer through and after the date of the claim for indemnification (including any Adverse Consequences Viisage may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach); provided, however, that Lau shall not
                                         -----------------
     have any obligation to indemnify Viisage from and against any Adverse Consequences resulting from, arising out of, relating to, in the nature of, or caused by the breach (or alleged breach) of any representation or warranty of Lau contained in Sections 3(B)(f)-(j) and (m)-(v) above until Viisage has suffered Adverse Consequences by reason of all such breaches (or alleged breaches) in excess of a $50,000, aggregate threshold (at which point Lau will be obligated to indemnify Viisage from and against all such Adverse Consequences relating back to the first dollar).

          (ii) Lau agrees to indemnify Viisage from and against the entirety of any Adverse Consequences Viisage may suffer resulting from, arising out of, relating to, in the nature of, or caused by any Liability of Lau which is not an Assumed Liability (including any Liability of Lau that becomes a Liability of Viisage under any bulk transfer law of any jurisdiction, under any common law doctrine of de facto merger or successor liability, or otherwise by operation of law).

          (c)  Indemnification Provisions for Benefit of Lau.
               ---------------------------------------------

          (i) In the event Viisage breaches any of its representations, warranties, and covenants contained in this Agreement, then Viisage agrees to indemnify Lau from and against the entirety of any Adverse Consequences Lau may suffer through and after the date of the claim for indemnification resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach).

          (ii) Viisage agrees to indemnify Lau from and against the entirety of any Adverse Consequences Lau may suffer resulting from, arising out of, relating to, in the nature of, or caused by any Assumed Liability.

     (d)  Matters Involving Third Parties.
          -------------------------------

          (i) If any third party shall notify any party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against the other party (the "Indemnifying Party") under this Section 4, then the Indemnified Party shall promptly notify the Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced, unless the Third Party Claim relates to the representations and warranties made by Lau in Sections 3(B)(f)-(j) and (m)-(v) which must be made within the applicable survival period.

          (ii) The Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (A) the Indemnifying Party notifies the Indemnified Party in writing within 15 days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (B) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder,
     (C) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (D) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice materially adverse to the continuing business interests of the Indemnified Party, and (E) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

         (iii) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 4 above, (A) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably), and (C) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably).

          (iv) In the event any of the conditions in Section 4(d)(ii) above is or becomes unsatisfied, however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith), (B) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys' fees and expenses), and (C) the Indemnifying Party will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Section 4.

     (e)  Other Indemnification Provisions. The foregoing indemnification
          --------------------------------
provisions are in addition to, and not in derogation of, any statutory, equitable, or common law remedy either party may have for breach of representation, warranty, or covenant.

     5. Pre-Closing Covenants. The Parties agree as follows with
        ---------------------
respect to the period between the execution of this Agreement and the Closing.

     (a)  General. Each of the Parties will use its best efforts to take all
          -------
action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in (S)7 below).

     (b)  Consents. Lau will use its best efforts to obtain any third party
          --------
consents that are necessary in order for Viisage to take control of the Subject Assets.

     (c)  Preservation of Business. Lau will cause the Imaging Division to keep
          ------------------------
its business and properties substantially intact, including its present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers, and employees.

     Section 6      Post-Closing Covenants.
                    ----------------------

     The parties agree to the following post-closing covenants:

          (a)  Consents to Assignment.  Notwithstanding Section 2(a) above, at
               ----------------------
Closing, Lau shall not be deemed to have transferred or assigned to Viisage any contract, license, lease or agreement if such transfer or assignment requires the consent of any party other than Lau and such consent has not been obtained as of the Closing Date. Lau hereby agrees to take all actions reasonably necessary to obtain any such required consent, and upon the receipt of such consent, such contract, lease or agreement shall automatically be deemed to have been assigned and transferred to Viisage as of the Closing Date. Prior to the receipt of such consent, Lau shall take all actions necessary to give to Viisage the benefits of such contract, lease or agreement, and Viisage shall take all actions necessary to assume and perform all obligations and liabilities of Lau in respect thereof.

          (b)  Certain Employee Benefit Matters.  Effective as of the Closing
               --------------------------------
Date, Lau shall cause each of its Employee Benefit Plans to be amended to permit its adoption by Viisage for the eligible employees of Viisage, with no interruption or reduction of service, benefits or coverage with respect to any Viisage employee who was on the payroll of Lau immediately prior to the Closing Date. In this connection, with respect to any Employee Benefit Plan to which the health plan continuation or extension provisions of ERISA Sections 601 through 609 and Internal Revenue Code Section 4980B apply, and until the last day of the first plan year commencing after the Closing Date, Lau shall indemnify and hold harmless Viisage from any Adverse Consequences arising out of or in connection with Lau's non-compliance with such ERISA or Code provisions, and regulations thereunder, for any period prior to the Closing Date. Immediately as of the Closing Date, the Board of Directors of Viisage shall cause each such Employee Benefit Plan of Lau to be adopted for the benefit of all eligible employees of Viisage, with no interruption or reduction of service, benefits or coverage with respect to any Viisage employee who was on the payroll of Lau immediately prior to the Closing Date. Viisage, its agents and employees, shall cooperate with Lau, its agents and employees in Lau's performance of its duties as Administrator (as defined in Section 3(16) of ERISA) of the respective Employee Benefit Plan. After the Closing Date, any such Employee Benefit Plan adopted by Viisage may be amended or terminated by Viisage with respect to the employees covered under the respective plan, provided that the consent of Lau pursuant to the written resolution, or certificate thereof, of Lau's Board of Directors or the duly authorized committee thereof shall be required if such amendment or termination is to occur prior to the end of the first full plan year following the Closing Date.

          (c)  Generally.  In case at any time after the Closing Date any
               ---------
further action is necessary or desirable to carry out the purposes of this Agreement, each of the parties will take such further action (including the execution and delivery of such further instruments and documents and the transfer of any additional assets and/or liabilities) as the other party reasonably may request. Lau acknowledges and agrees that from and after the Closing Date Viisage will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to the Imaging Division. Viisage acknowledges and agrees that from and after the Closing Date Lau will have access to all documents, books, records, agreements and financial data of Viisage which is necessary to enable Lau to file its Tax Returns for the period prior to the Closing Date.

          (d)  Litigation Support. In the event and for so long as either party
               ------------------
actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with
(i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Imaging Division the other party will cooperate with the contesting or defending party and its counsel in the contest or defense, make available its personnel, and provide such testimony and access to its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending party (unless the contesting or defending Party is entitled to indemnification therefor under Section 4 above).

          (e)  Transition. Lau will not take any action that is
               ----------
designed or intended to have the effect of discouraging any licensor, customer, supplier, or other business associate of the Imaging Division from maintaining the same business relationships with Viisage after the Closing Date as it maintained with the Imaging Division prior to the Closing Date. Lau will refer all customer inquiries relating to the business of the Imaging Division to Viisage from and after the Closing Date.

          (f)  Confidentiality.  Lau will treat and hold as such all of the
               ---------------
Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to Viisage or destroy, at the request and option of Viisage, all tangible embodiments (and all copies) of the Confidential Information which are in its possession. In the event that Lau is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, Lau will notify Viisage promptly of the request or requirement so that Viisage may seek an appropriate protective order or waive compliance with the provisions of this Section 6(f). If, in the absence of a protective order or the receipt of a waiver hereunder, Lau is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, Lau may disclose the Confidential Information to the tribunal; provided, however, that Lau shall use its reasonable efforts to obtain, at the reasonable request of Viisage, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as Viisage shall designate. This Section 6(f) shall not restrict Lau from engaging in any business or activity relating to the Access Control Field.

          (g)  Covenants Not to Compete. For a period of ten years from and
               ------------------------                  ---------
after the Closing Date, (i) Lau will not directly or indirectly enter into competition with Viisage in the historic business of the Imaging Division; provided that this restriction shall not extend to the Access Control Field; and
-------------
(ii) Viisage will not directly or indirectly enter into competition with Lau in the Access Control Field. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 6(g) is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

     (h)  Tax Matters, Tax Returns, Payment of Taxes and Refunds
          ------------------------------------------------------

     (i)  Filings.  Lau will prepare and file, or cause to be prepared and
          -------
filed, at Lau's expense, on a timely basis, all Tax Returns of, or which include, the activities of the Imaging Division, with respect to any taxable period ending on or prior to the Closing, including any taxable period ending as of the close of business on the Closing Date (any such period being referred to herein as a "Pre-Closing Period"). Viisage will prepare and file, or will cause to be prepared and filed, all Tax Returns for all taxable periods which do not constitute Pre-Closing Periods ("Post-Closing Periods") relating to Viisage and will pay, or will cause to pay, all unpaid Taxes of Viisage. If any adjustment is made to any Tax Return relating to tax matters of the Imaging Division for any Pre-Closing Period or portion thereof (whether such adjustment is the result of, or in settlement of, any audit, or other administrative proceeding or judicial proceeding or the filing of an amended return to reflect the consequences of any determination made in connection with any such audit or proceeding or otherwise) and there is a correlative offsetting adjustment applicable to Viisage for any Post-Closing Period or portion thereof, and the adjustment is favorable to Viisage for any Post-Closing Period (i.e., there inures directly or indirectly to Viisage a net tax benefit (i.e., a current or future reduction of Taxes payable or a refund of prior Taxes paid)) as a result of any adjustment, the amount of such net Tax benefit shall be treated as an obligation to Lau at the time the benefit is received.

     (ii) Control of Contest.  Each party will have the right, at its own
          ------------------
expense, to control any audit or determination by any taxing authority, to initiate any claim for refund or file any amended Tax Return, and to contest, resolve and defend against any assessment, notice of deficiency, or other adjustment or proposed adjustment of Taxes for any taxable period for which such party (or any of its affiliates) is charged with responsibility for filing a Tax Return under this Agreement; provided, however, that no party will have the right to agree to any assessment, deficiency, settlement, or other adjustment or proposed adjustment, or to initiate any claim for refund or file any amended Tax Return, that would adversely affect the interests of the other party without such other party's written consent, which consent will not be unreasonably withheld. Viisage will promptly forward to Lau all written notifications and other written communications from any Taxing authority received by Viisage, or by Lau relating to any liability for Taxes for any taxable period. The failure by Viisage to provide any such notice to Lau within twenty (20) business days of receipt by Viisage of such notice will relieve Lau from any obligations with respect to the subject matter of any notification not so forwarded.

       (iii) Cooperation on Return Filings, Examinations and Controversies;
             --------------------------------------------------------------
Access to Information.  Each party will fully cooperate with the other, in a
---------------------
prompt and timely manner, in connection with the preparation of filing of, and any inquiry, audit, examination, investigation, dispute or litigation involving, any Tax Return required to be filed by it. Such cooperation shall include, but not be limited to, (1) the execution and delivery of any power of attorney or other necessary document to allow the other party and its advisors to participate on behalf of the other party and to assume the defense or prosecution, as the case may be, of any contest described above. Each of Viisage and Lau will provide the other, with the right, at reasonable times and upon reasonable notice, to have access to and to copy and use any records or information and personnel which may be relevant for the taxable period for which the requesting party is charged with payment responsibility for Taxes under this Agreement in connection with the preparation of any Tax Returns, any audit or other examination by any taxing authority, the filing of any claim for a refund of Tax or for the allowance of any Tax credit, or any judicial or administrative proceeding relating to liability for Taxes. The party requesting assistance hereunder will reimburse the other party for reasonable expenses incurred in providing such assistance. Any information obtained pursuant to this Section will be held in strict confidence and will be used solely in connection with the reason for which it was requested. For a period of seven years from the Closing Date, neither party will dispose of or destroy any of the business records and files of the other relating to Taxes in existence on the Closing Date without first offering to turn over possession thereof to the other party by written notice to the other party at least 30 days prior to the proposed date of such disposition or destruction.

     Section 7      Covenant to Enter into Other Agreements.
                    ---------------------------------------

     Viisage and Lau covenant and agree to enter into the following agreements concurrently with the Closing:

          (a) The Administration and Services Agreement substantially in the form of Exhibit C attached hereto pursuant to which Lau and Viisage agree upon
        ---------
the various services and facilities which Lau will continue to provide to Viisage following the Closing Date and the fee structure for those services; and

          (b) The Use and Occupancy Agreement substantially in the form of Exhibit D attached hereto pursuant to which Viisage will continue to (i) occupy
---------
certain office and manufacturing space located in Lau's facilities at 351 Main Street, Acton, Massachusetts, (ii) use certain furniture, fixtures and equipment of Lau and (iii) receive certain office services from Lau.

     Section 8      Miscellaneous.
                    -------------

          (a)  Amendments; No Waiver; Cumulative Remedies; Injunctive Relief.
               -------------------------------------------------------------
No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Lau and Viisage. No failure or delay on the part of either Viisage or Lau in exercising any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The remedies herein provided are cumulative and not exclusive of any remedies provided by law. Any breach of this Agreement could cause irreparable damage to the non-breaching party. In the event of such breach, the non-breaching party shall have, in addition to any and all remedies of law, the right to seek an injunction, specific performance or other equitable relief to prevent a violation of this Agreement.

          (b)  Notices.  Notices and other communications provided for herein
               -------
shall be in writing and shall be delivered or mailed, certified, return receipt requested, or sent by facsimile, addressed as follows (or such other address which is designated by a party):

          If to Viisage:
          -------------

               Viisage Technology, Inc.
               531 Main Street
               Acton, MA  01720
               Attention:  President
               Telecopier:  (508) 263-3358

          If to Lau:
          ---------

               Lau Technologies
               531 Main Street
               Acton, MA  01720
               Attention:  President
               Telecopier:  (508) 263-3358

          (c)  Severability.  The invalidity or unenforceability of any
               ------------
provision hereof shall in no way affect the validity or enforceability of any other provision.

          (d)  Governing Law.  This Agreement shall be governed by, and
               -------------
construed in accordance with, the laws of The Commonwealth of Massachusetts, without regard to the choice of law principles thereunder.

          (e)  Bulk Sales.  Viisage hereby waives compliance by Lau with the
               ----------
provisions of any so-called bulk transfer law in connection with the assignment and transfer of the Subject Assets to Viisage.

          (f)  Assignment.  Neither this Agreement nor any of the rights or
               ----------
obligations hereunder may be assigned by either party without the prior written consent of the other party. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, and no other person shall have any right, benefit or obligation hereunder.

          (g)  Incorporation of Exhibits.  The Exhibits identified in this
               -------------------------
Agreement are incorporated herein by reference and made a part hereof.

          (h)  Counterparts.  This Agreement may be executed in several
               ------------
counterparts, and all counterparts so executed shall constitute one agreement, binding on the parties hereto, notwithstanding that the parties are not signatory to the same counterpart.

     IN WITNESS WHEREOF, Viisage Technology, Inc. and Lau Acquisition Corp. d/b/a Lau Technologies have caused this Agreement to be duly executed under seal by their duly authorized officers as of the date first above written.


                              VIISAGE TECHNOLOGY, INC.
                              ("VIISAGE")



                              By: /s/ Robert C. Hughes
                                  --------------------
                                 Title: President


                              LAU ACQUISITION CORP.
                              d/b/a LAU TECHNOLOGIES
                              ("LAU")



                              By: /s/ Joanna T. Lau
                                  -----------------
                                 Title: President

                     SCHEDULES TO ASSET TRANSFER AGREEMENT


Exhibit A-1:   Confirmation of Asset Contribution

Exhibit A-2:   Assignment of Trademarks

Exhibit A-3:   Assignments of Contracts

Exhibit B:     Financial Statements

               (i) Comparative financial statements of the Imaging Division as of December 31, 1994 and December 31, 1995

               (ii) Financial statements of the Imaging Division as of June 30, 1996.

Exhibit C:     Administration and Services Agreement

Exhibit D:     Use and Occupancy Agreement

                                  EXHIBIT A-1

                      CONFIRMATION OF ASSET CONTRIBUTION


     WHEREAS, LAU ACQUISITION CORP., a corporation organized pursuant to the laws of Massachusetts doing business as LAU TECHNOLOGIES ("Lau"), and VIISAGE TECHNOLOGY, INC., a corporation organized pursuant to the laws of Delaware ("Viisage"), are the parties to an Asset Transfer Agreement to become effective on the date hereof (the "Asset Transfer Agreement");

     NOW, THEREFORE, Lau, for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, pursuant to Section 351 of the Internal Revenue Code of 1986, as amended, by this instrument does contribute, assign, transfer, set over and convey to Viisage, its successors and assigns, all of that personal property, tangible or intangible, included within the Subject Assets as defined in the Asset Transfer Agreement;

     TO HAVE AND TO HOLD said property unto Viisage, its successors and assigns, to and for its own use forever. Lau hereby irrevocably constitutes and appoints Viisage, its successors and assigns, the true and lawful attorneys for Lau to do all such acts and things in relation thereto that Lau might have done; and Lau further agrees from time to time, at the written request of Viisage, its successors and assigns, to execute such further separate instruments as Viisage shall deem desirable for the better assuring, assigning and confirming to Viisage, its successors and assigns, of the property hereby contributed.

     Neither the making nor the acceptance of the within assignment and transfer shall constitute a waiver or release by Lau or Viisage of any liabilities, duties or obligations imposed upon either of them by the terms of the Asset Transfer Agreement, including, without limitation, the representations and warranties or other provisions which the Asset Transfer Agreement provides shall survive the date hereof.

     IN WITNESS WHEREOF, Lau has executed this instrument under seal on the ______ day of __________, 199__.

                                    LAU ACQUISITION CORP.
                                    d/b/a LAU TECHNOLOGIES



                                    By:_______________________

                                  EXHIBIT A-2

                            ASSIGNMENT OF TRADEMARKS


     ASSIGNMENT OF TRADEMARKS dated this ___ day of _________, 199__, by LAU ACQUISITION CORP., a corporation organized pursuant to the laws of Massachusetts doing business as LAU TECHNOLOGIES ("Assignor"), to VIISAGE TECHNOLOGY, INC., a corporation organized pursuant to the laws of Delaware ("Assignee").

     WHEREAS, Assignor and Assignee are parties to an Asset Transfer Agreement to become effective on the date hereof (the "Asset Transfer Agreement") providing, among other things, that Assignor transfer to Assignee certain assets, properties and rights owned by Assignor, on the terms and conditions set forth in the Asset Transfer Agreement; and

     WHEREAS, Assignor has adopted and used, and is using the trademark which is the subject hereof, and is the owner of such trademark;

     NOW, THEREFORE, for the sum of Ten Dollars and other good and valuable consideration, the receipt of which is hereby acknowledged, Assignor hereby sells, assigns, transfers and sets over to Assignee, its successors and assigns, all of Assignor's right, title and interest in and to the names, service marks and trademarks "Viisage," "Viisage Technology," "SensorMast," "Visual Inspection Systems," "Electronic Facial Identification Systems," and all other names, trademarks, and service marks of the Imaging Division, including all variations thereof and all drawings, logos and/or artistic renderings incorporating such mark or any variation thereof, and including as well any registration and/or application for registration thereof with the United States Patent and Trademark Office or any other jurisdiction, together with the goodwill of the business symbolized by such names and marks and each such variation thereof and the right to sue and recover damages, profits, and other compensation for any and all causes of action that may have accrued to Assignor up to and including the date hereof in connection with any infringement, including past infringement, of the said names and marks or any variation thereof.

     Assignor hereby irrevocably appoints Assignee, its successors and assigns, as true and lawful attorney of Assignor to execute such further documents and instruments, and do such other acts and things as may be necessary or appropriate to effectuate the intentions hereof.

     Assignor agrees to execute all such instruments and take all such actions as Assignee, being advised by counsel, shall reasonably request to secure to Assignee, its successors and assigns the rights herein assigned.

     Assignor hereby requests the Commissioner of Patents and Trademarks of the United States of America, or any official of any jurisdiction whose duty it is to issue trademark registrations, to issue the Certificate of Registration for any registration resulting from the trademark and/or variations thereof contemplated in this instrument to the Assignee, its successors or assigns, in accordance with the terms of this instrument.

     Assignor hereby covenants that it has full right to convey the entire interest herein assigned, and that it has not executed, and will not execute, any agreements inconsistent herewith.

     IN WITNESS WHEREOF, Assignor has caused this instrument to be executed under seal as of the date first above written.

                                    LAU ACQUISITION CORP.
                                    d/b/a LAU TECHNOLOGIES


                                    By:______________________



COMMONWEALTH OF MASSACHUSETTS )
                              )  .ss
COUNTY OF SUFFOLK             )

     On the _________ day of ____________, 199__, before me personally came ________________, known to me to be the ___________ of Lau Acquisition Corp. d/b/a Lau Technologies, who executed the above instrument on behalf of the said corporation and acknowledged to me that the said corporation executed the same.


                                    _______________________________
                                              Notary Public

                                  EXHIBIT A-3

                            ASSIGNMENT OF CONTRACTS


     ASSIGNMENT OF CONTRACTS dated as of this ___ day of __________, 199__, by LAU ACQUISITION CORP., a corporation organized pursuant to the laws of Massachusetts doing business as LAU TECHNOLOGIES ("Lau"), to VIISAGE TECHNOLOGY, INC., a corporation organized pursuant to the laws of Delaware ("Viisage").

     WHEREAS, Lau and Viisage are parties to an Asset Transfer Agreement to become effective on the date hereof (the "Asset Transfer Agreement") providing, among other things, that Lau transfer to Viisage certain assets, properties and rights owned by Lau, on the terms and conditions set forth in the Asset Transfer Agreement.

     NOW, THEREFORE, Lau hereby assigns and transfers to Viisage, its successors and assigns, the entire right, title and interest in and to the agreements listed on Schedule 1 hereto (the "Assigned Contracts"), and Viisage hereby accepts such assignment and assumes performance of obligations arising thereunder after the effective date hereof, subject to and in accordance with the terms of the Asset Transfer Agreement.

     IN WITNESS WHEREOF, this instrument has been executed under seal as of the date first above written.

                                    LAU ACQUISITION CORP.
                                    d/b/a LAU TECHNOLOGIES


                                    By:___________________________



                                    VIISAGE TECHNOLOGY, INC.


                                    By:___________________________

                            Schedule to Exhibit A-3

                                  LAU/VIISAGE
                                  -----------

           Material Contracts Being Assigned to & Assumed by Viisage
           ---------------------------------------------------------



A.   Existing Customer Contracts
     ---------------------------

     1.   Massachusetts RMV
     2.   Ohio BMV
     3.   Arizona DOT
     4.   New York DSS
     5.   Connecticut DSS
     6.   Warner Bros.
     7.   Ohio Prisons
     8.   Auburn Police
     9.   ISI (INS)
     10.  Massachusetts DTA
     11.  North Carolina DMV
     12.  Connecticut DPS/Pistol Permits
     13.  Jamaica/TRW
     14.  First National of Southern Africa Limited

B.   Supplier Contracts
     ------------------

     VAR or special pricing arrangements or service agreements with the following vendors:

     1.   Hewlett Packard (VAR through Hallmark Computer)
     2.   Compaq (VAR through Merisel)
     3.   DEC (VAR through Hallark)
     4.   Merisel (Pricing Arrangement based on Sales Volume)
     5.   Memorex Telex (Service Agreement for Ohio & Az)
     6.   Praxis (Service Agreement for MA DTA)
     7.   IBM (VAR through Merisel)
     8.   Memotec (Service Agreement)
     9.   SMS (Service Agreement)
     10.  Toppan (Volume Pricing Agreement)
     11.  DataCard (Volume Pricing for Eqpt & Consumables)

C.   Additional Contracts
     --------------------

     1. Letter Agreement dated February 23, 1996 between Lau's Viisage Technology Division and Sanwa Business Credit Corporation

     2. Agreement of Indemnity (for the Provision of Performance Bonds) dated December 1993

                DISCLOSURE SCHEDULE TO ASSET TRANSFER AGREEMENT

Assumed Liabilities
-------------------

     (a)  Obligations under equipment lease financing agreement with Sanwa Bank.

3(B)(c) -- Noncontravention
           ----------------

     (a) Any consent which may be required under Amended and Restated Loan and Security Agreement between Lau and The First National Bank of Boston dated as of August 3, 1995.

3(B)(g) -- Subsequent Events
           -----------------

     (ii) Letter of intent with Sanwa Bank for equipment lease financing dated as of February 23, 1996.

     (xiii) Employment agreements dated as of February 1, 1996 with Robert C. Hughes, Yona Wieder, and William A. Marshall. Lau also entered into stock option arrangements, subject to the consummation of the transactions contemplated in this Asset Transfer Agreement, relating to Viisage with Denis Lussier, Michael O'Dea, Robert Brosnan, Ifti Ahmad and Kent Sharp as of February 1, 1996 and with Robert Schmitt as of May 15, 1996.

3(B)(j) -- Legal Compliance
           ----------------

     Lau received a letter dated as of April 10, 1996 from an attorney representing Bell Data Software Corp. alleging that Lau may be infringing U.S. Patent No. 5,505,494 and two additional pending patents which relate to a system for producing a personal identification card. A copy of this letter has been furnished to Viisage.

3(B)(k) -- Tax Matters
           -----------

     Lau has filed an extension for the filing of its 1995 federal and state income tax returns. Lau's 1991 and 1992 federal tax returns are under IRS audit. Lau's Arizona payroll tax for 1995 is under audit.

3(B)(m) -- Material Contracts
           ------------------

     See attached schedule.

3(B)(p) -- Insurance Policies
           ------------------

     Copies provided to Viisage by Paul Principato.

3(B)(s) -- Employee Benefit Plans
           ----------------------

     Lau 401(k) plan.

     Cafeteria plan.